Exhibit (h)(2)

AMENDMENT NO. 1

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Core Funds and Thrivent Cash Management Trust)

Thrivent Core Funds (“TCF”), Thrivent Cash Management Trust (“TCMT”) and Thrivent Financial Investor Services Inc. (“TFISI”) hereby agree that, with respect to the Transfer Agency and Service Agreement dated June 1, 2016 between TCF, TCMT and TFISI (the “Agreement”), effective September 5, 2017, (i) section 4.04 of the Agreement is amended to read as follows:

As applicable, Shares of each Portfolio being offered for sale are, and at all times this Agreement is in effect will continue to be, (i) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) if not exempt, a registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of all Classes of the Portfolios being offered for sale.

and, (ii) the “Thrivent Core Emerging Markets Debt Fund” shall be deemed a “Fund” under the terms of the Agreement. A revised Schedule A and Schedule B are attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal

David S. Royal
President

THRIVENT CASH MANAGEMENT TRUST

By:	/s/ David S. Royal

David S. Royal
President

THRIVENT FINANCIAL INVESTOR SERVICES INC.

By:	/s/ Kathryn A. Stelter

Kathryn A. Stelter

Vice President and Chief Operations Officer

SCHEDULE A

Thrivent Cash Management Trust, a Massachusetts business trust

Thrivent Core Funds, a Delaware statutory trust

Thrivent Core Short-Term Reserve Fund

Thrivent Emerging Markets Debt Fund

SCHEDULE B

Fund	Fee
Thrivent Core Short-Term Reserve Fund	$30,000
Thrivent Cash Management Trust	$30,000
Thrivent Core Emerging Markets Debt Fund	$30,000